Exhibit 99.1

EQT GP HOLDINGS, LP APPOINTS NEW BOARD MEMBER

PITTSBURGH, PA — JUNE 8, 2015 — EQT GP Holdings, LP (NYSE: EQGP), an EQT Corporation company, is pleased to announce the appointment of Kimberly T. Fleming as a new member of the Board of Directors of its general partner.  Ms. Fleming will serve as a member of the audit committee.

Ms. Fleming is currently Chairman and Chief Executive Officer of Hefren-Tillotson, Inc. (Hefren-Tillotson), a privately held Pittsburgh-based firm offering financial planning and investment advisory services for individuals, foundations, trusts and qualified retirement plans.  Ms. Fleming has served as President of Hefren-Tillotson since 1996, and in December 2010, was elected Chairman and Chief Executive Officer.   Ms. Fleming holds a degree in Economics from Northwestern University.  She also is a Chartered Financial Analyst charterholder, a graduate and former board member of the Securities Industry Institute at the University of Pennsylvania, and has completed the Center for Fiduciary Studies Certification program at the University of Pittsburgh.

About EQT GP Holdings, LP:

EQT GP Holdings, LP is a limited partnership formed to own partnership interests in EQT Midstream Partners, LP (NYSE: EQM), a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. EQT Midstream Partners, LP provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. EQT Midstream Partners, LP owns 700 miles and operates an additional 200 miles of FERC-regulated interstate pipelines and also owns more than 1,600 miles of high- and low-pressure gathering lines.

Analyst inquiries please contact:

Nate Tetlow – Investor Relations Director

412.553.5834

ntetlow@eqtmidstreampartners.com

Patrick Kane – Chief Investor Relations Officer

412.553.7833

pkane@eqtmidstreampartners.com

Media inquiries please contact:

Natalie Cox – Corporate Director, Communications

412.395.3941

ncox@eqtmidstreampartners.com